Exhibit 99.1

HERITAGE COMMERCE CORP RECEIVES APPROVAL TO EXIT TARP  BY REPURCHASING $40 MILLION IN PREFERRED STOCK FROM THE U.S. TREASURY

San Jose, CA – February 29, 2012 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company ("the Company") of Heritage Bank of Commerce (“HBC”) announced today that it has received the approval from its regulators and the U.S. Treasury Department to repay the $40 million of Series A preferred stock issued to the U.S. Treasury Department under the TARP Capital Purchase Program.  The repayment is expected to be completed on March 7, 2012.

The Company’s strong capital levels, balance sheet, and profitability allow the Company to exit TARP without raising any additional capital or debt.  The Company will use available cash (including a $30 million cash distribution from HBC) to fund the repurchase of the preferred stock of $40 million and payment of the final dividend of approximately $117,000.

The Company’s and HBC’s December 31, 2011 regulatory capital ratios and pro forma capital ratios excluding the repurchased $40 million preferred stock and the $30 million cash contribution from HBC are detailed in the tables below.  The Company’s and HBC’s pro forma December 31, 2011 regulatory capital ratios all significantly exceed the well-capitalized requirements.

			Pro Forma
			December 31,	Well
		Actual	2011	Capitalized
		December 31,	Excluding	Regualtory
Heritage Commerce Corp:		2011	TARP(1)	Requirements
	Total risk-based capital ratio	21.9%	17.7%	10.0%
	Tier 1 risk-based capital ratio	20.6%	16.5%	6.0%
	Leverage ratio	15.3%	12.2%	N/A

(1)	Assumes redemption of $40 million Series A Preferred Stock at December 31, 2011.

			Pro Forma
			December 31,	Well
		Actual	2011	Capitalized
		December 31,	Excluding	Regualtory
Heritage Bank of Commerce:		2011	TARP(2)	Requirements
	Total risk-based capital ratio	19.7%	16.6%	10.0%
	Tier 1 risk-based capital ratio	18.5%	15.4%	6.0%
	Leverage ratio	13.7%	11.4%	5.0%

(2)	Assumes HBC $30 million cash distribution at December 31, 2011.

The preferred stock was issued at a discount and the repurchase will accelerate the accretion of the discount on the preferred stock. While the accelerated accretion will not impact net income, it will result in a one-time non-cash reduction in net income available to common shareholders of approximately $765,000 in the first quarter of 2012.  Total dividends and discount accretion on preferred stock, including the accelerated accretion, will reduce net income available to common shareholders by approximately $1.2 million in the first quarter of 2012.  The repayment of the TARP funds will save the Company $2.0 million in preferred dividend payments on an annual basis, beginning in the second quarter of 2012.

In conjunction with the issuance of the Series A Preferred Stock, the Company issued a warrant to the U.S. Treasury to purchase 462,963 shares of the Company’s common at an exercise price of $12.96 per share in November 2008.  The Company will review the opportunity to repurchase the warrant issued to the U.S. Treasury after the repurchase of the preferred stock on March 7, 2012.

Heritage Commerce Corp,a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Mountain View, Pleasanton, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The forward-looking statements could be affected by many factors, including but not limited to: (1) Competition for loans and deposits and failure to attract or retain deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses; (3) risks associated with concentrations in real estate related loans; (4) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (5) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (6) Stability of funding sources and continued availability of borrowings;  (7) our ability to raise capital or incur debt on reasonable terms; (8) Regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (9) Continued volatility in credit and equity markets and its effect on the global economy; (10) the impact of reputational risk on such matters as business generation and retention, funding and liquidity; (11) oversupply of inventory and continued deterioration in values of California commercial real estate; (12) a prolonged slowdown in construction activity; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and executive compensation) which we must comply, including but not limited to, the Dodd-Frank Act of 2010; (14) the effects of security breaches and computer viruses that may affect our computer systems; (15) changes in consumer spending, borrowings and saving habits; (16) changes in the competitive environment among financial or bank holding companies and other financial service providers; (17) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (18) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (19) the ability to increase market share and control expenses; and (20) our success in managing the risks involved in the foregoing items. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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